UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 8) *
EMC CORPORATION
(Name of Issuer)
Common Stock, $0.01 par value
(Title Class of Securities)
268648-10-2
(Cusip Number)

Check the following box if a fee is being paid with this statement
- --NO FEE (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No.  268648-10-2

1. 	Name of Reporting Person
   	S.S. or I.R.S. Identification No. of Above Person

   	Richard J. Egan

2. 	Check the Appropriate Box if a Member of a Group *

  	(a)

			(b)  CHECK

  	Mr. Egan is the husband of Maureen E. Egan, who owns 3,726,701
   shares and is 	filing a separate Schedule 13G.

3.	SEC Use Only

4.	Citizenship or Place of Organization

   	United States
_________________________________________________________________
Questions 5-7:
Number of Shares Beneficially Owned by Each Reporting Person With

5.	Sole Voting Power

  	14,750,080

6.	Shared Voting Power

  	Mr. Egan is the husband of Maureen E. Egan, who owns 3,726,701
   shares and is	filing a separate Schedule 13G.

7.	Sole Dispositive Power

  	14,750,080

8.	Shared Dispositive Power

  	Mr. Egan is the husband of Maureen E. Egan, who owns 3,726,701
   shares and is 	filing a separate Schedule 13G.
_________________________________________________________________

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

  	14,750,080 but see response to items 6 and 8

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

		  CHECK - The aggregate amount excludes shares owned by Mrs. Egan.

11.	Percent of Class Represented by Amount in Row 9

   	7.4 PERCENT

12.	Type of Reporting Person *

   	IN


AMENDMENT NO. 8 TO
SCHEDULE 13G FOR RICHARD J. EGAN

Item 1.		(a)	Name of Issuer:

	          		EMC Corporation

Item 1.		(b)	Address of Issuer's Principal Executive Offices:

          			171 South Street, Hopkinton, Massachusetts 01748

Item 2.		(a)	Name of Person Filing:

          			Mr. Richard J. Egan

Item 2.		(b)	Address of Principal Business Office or, if none, residence:

          			171 South Street, Hopkinton, Massachusetts 01748

Item 2.		(c)	Citizenship

          			United States

Item 2.		(d)	Title of Class of Securities

          			Common Stock, $0.01 par value

Item 2.		(e)	Cusip Number:

          			268648-10-2

Item 3.			If this statement is filed pursuant to Rules 13d-1(b),
          or 13d-2(b), check whether the person is filing is a:

       			Not Applicable

Item 4.			Ownership

        		(a)	Amount Beneficially Owned:  14,750,080 (1)

        		(b)	Percent of Class:  7.4 PERCENT

        		(c) 	Number of Shares as to which such person has:

	           		(i)	sole power to vote or to direct the vote:

              				14,750,080

          			(ii)	shared power to vote or to direct the vote:

              				0 (1)

         			(iii)	sole power to dispose or to direct the
              				disposition of:

              				14,750,080

         			(iv)	shared power to dispose or to direct the
             				disposition of:

             				0 (1)

Item 5.			Ownership of Five Percent or Less of a Class:

       			Not applicable

Item 6.			Ownership of More than Five Percent on Behalf
       			of Another Person:

       			Not applicable

Item 7.			Identification and Classification of the Subsidiary
       			Which Acquired the Security Being Reported on
       			By the Parent Holding Company:

       			Not Applicable

Item 8.			Identification and Classification of Members of the
       			Group:

       			Not Applicable

Item 9.			Notice of Dissolution of Group:

       			Not Applicable

Item 10.		Certification:

       			Not applicable

____________________________________________________________________

Notes to Item 4:

1. Does not include 3,726,701 shares owned by Mr. Egan's wife, as to which Mr. Egan disclaims beneficial ownership.


- -------------------------------------------------------------------

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 13, 1995
- ------------------
Date



/s/ Richard J. Egan
- -------------------
Signature



Richard J. Egan
- ------------------
Richard J. Egan






SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 13, 1995
Date



/s/  Richard J. Egan
Signature



Richard J. Egan
Richard J. Egan